Exhibit 99.1

News Release

CMC Announces Executive and Board Leadership Changes

Barbara R. Smith to Retire as Executive Chairman

Robert S. Wetherbee Appointed Chairman of the Board of Directors

Vicki Avril-Groves to Retire from the Board of Directors

Tandra Perkins Appointed to the Board of Directors

Irving, TX – August 2, 2024 - Commercial Metals Company (NYSE: CMC) (“CMC” or the “Company”) today announced that Barbara R. Smith, the Executive Chairman of the Company’s Board of Directors (the “Board”), will retire from such position and from the Board, effective August 31, 2024. The Board has appointed Robert S. Wetherbee, who has served as an independent director on the Board since March 2023, to serve as Chairman of the Board, effective September 1, 2024.

Peter R. Matt, the Company’s President and Chief Executive Officer, recognized the valuable role that Ms. Smith has had in CMC’s success. “I am proud and privileged, on behalf of our Board, to thank Barbara for her years of exceptional contributions and services to CMC. Under Barbara’s leadership, CMC experienced transformative growth and pursued innovative strategies.”

Mr. Wetherbee commented, “I am honored to be named Chairman of the Board and look forward to working with Peter and the rest of CMC’s highly-experienced leadership team and my fellow Board members to build upon the foundation Barbara laid.”

In connection with Mr. Wetherbee’s appointment, Sarah E. Raiss will resign from her position as Lead Director of the Board, effective August 31, 2024, but will continue to serve on the Board. “We are grateful for Sarah’s strong leadership and valuable service as Lead Director over the past two and a half years. I look forward to continuing to work alongside her,” said Mr. Matt.

Additionally, CMC announced that Vicki L. Avril-Groves will retire from the Board, effective August 31, 2024.

Mr. Matt commented, “I would also like to thank Vicki for her service. For nearly ten years, the Board has benefited from her guidance. We are thankful for her dedication to CMC and will miss her valuable input as a member of the Board. We wish her well in her retirement.”

The Board has appointed Tandra Perkins to the Board, effective September 1, 2024. Ms. Perkins will serve on the Compensation and Finance Committees of the Board.

Ms. Perkins currently serves as the Senior Vice President and Chief Digital and Administrative Officer for Phillips 66, a diversified energy company that is a leading integrated downstream energy provider. From July 2020 to October 2022, Ms. Perkins served as Vice Chair of Growth and Strategy of KPMG in the United States. Prior to this role, Ms. Perkins held several leadership positions within KPMG during her 21-year tenure, including serving as Managing Partner-in-Charge for KPMG’s Houston Office from September 2015 to July 2020, Partner and Houston Advisory Office Leader from June 2014 to August 2015, and Partner from October 2007 to June 2014. Ms. Perkins also serves on the Board of Directors of Chevron Phillips Chemical Company. Ms. Perkins earned a Bachelor of Science degree in accounting from Louisiana State University and a Masters of Business Administration in information systems from the University of Houston.

In connection with these changes, the Board determined to decrease the total number of seats on the Board from ten to nine directors.

Mr. Wetherbee remarked, “We are pleased to welcome Tandra to our Board. Her professional experience of nearly 30 years across multiple industries will provide valuable insights to the Board.”

About CMC

CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

Media Contact:

Susan Gerber

214.689.4300